Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-226471, 333-203860, 333-173732, 333-71182 and 333-71104) of Strategic Education, Inc. of our report dated March 1, 2018, with respect to the consolidated financial statements and schedule of Capella Education Company, incorporated by reference in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP

Minneapolis, MN

October 17, 2018